Exhibit 99.1

Old Point Releases Second Quarter 2020 Results

Hampton, VA, July 27, 2020 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ “OPOF”) reported net income of $2.5 million and earnings per diluted common share of $0.48 for the quarter ended June 30, 2020, as compared to net income of $1.6 million or $0.31 earnings per diluted common share for the second quarter of 2019. Net income for the six months ended June 30, 2020 and 2019 was $3.7 million, or $0.72 earnings per diluted common share, and $3.7 million, or $0.70 earnings per diluted common share, respectively.

Robert Shuford, Jr., Chairman, President, and CEO of the Company and Old Point National Bank (the Bank) said, “The COVID-19 pandemic continues to challenge the Company and our country in unprecedented ways and our focus remains on the health and well-being of our employees, our customers, and our community. We have taken physical and financial measures to assist our employees, enhanced our online presence to assist our customers, and continued to provide a full suite of uninterrupted financial services to our community. Additionally, our team embraced our participation in the Small Business Administration’s Paycheck Protection Program (PPP), working tirelessly and making every possible effort to help over 1,000 small businesses.

In light of the continued challenging conditions related to COVID-19 and its economic effects, we remain committed to preservation of capital, liquidity and operational capabilities. While experiencing continued improvement in asset quality, we are mindful there is not sufficient visibility to estimate future potential impacts from the COVID-19 pandemic. Asset quality on an industry-wide basis may decline as loan payment deferrals and government assistance related to COVID-19 expire during the third quarter, but our enhanced watch credit process should assist with timely mitigation of potential credit quality softening.

Old Point has navigated many crises over the last 97 years and we remain optimistic and are confident that prudent balance sheet management, controlling expenses, and careful asset quality monitoring will help to guide us through this difficult time.”

Highlights of the quarter are as follows:

•	Total assets were $1.2 billion at June 30 2020, growing $166.8 million or 15.8% from December 31, 2019.

•	Net loans grew $108.8 million from December 31, 2019 to June 30, 2020. As of June 30, 2020, approximately 1,085 PPP loans totaling $102.5 million had been originated.

•	Deposits grew $122.4 million to $1.0 billion at June 30, 2020 from December 31, 2019.

•
Non-performing assets (NPAs) remained essentially steady at $7.0 million as of June 30, 2020 and March 31, 2020, decreasing from $12.4 million at June 30, 2019. NPAs as a percentage of total assets improved to 0.57% at June 30, 2020 which compared to 0.65% at March 31, 2020 and 1.21% at June 30, 2019.

•	Net interest income remained essentially steady at $8.5 million for the second quarter of 2020 compared to $8.4 million for the first quarter of 2020 and $8.5 million for the second quarter of 2019.

•	Noninterest income increased $680 thousand to $4.0 million for the second quarter of 2020 compared to $3.3 million for the first quarter of 2020 and $3.6 million for the second quarter of 2019.

•	Noninterest expense decreased 8.2%, or $826 thousand, during the second quarter of 2020 compared to the first quarter and 3.2%, or $304 thousand from the second quarter of 2019.

Net Interest Income
Net interest income for the second quarter of 2020 was $8.5 million, an increase of $55 thousand, or 0.7%, from the prior quarter and a decrease of $58 thousand, or 0.7%, from the second quarter of 2019. The slight movements quarter-over-quarter and prior-year comparative quarter were primarily due to higher balances in both average earning assets and average interest bearing liabilities but at lower average earning yields partially offset by lower interest bearing costs.

Net interest margin (on a fully tax-equivalent basis) compressed to 3.21% for the second quarter of 2020 down from 3.53% for the first quarter of 2020 and 3.68% for the second quarter of 2019. While accretive to net interest income, the net interest margin was compressed by PPP loan originations, which have a fixed interest rate of 1%. Related loan fees and costs are deferred at time of loan origination and amortized into interest income over the remaining lives of the loans, which for the majority of PPP loans was 24 months at origination. Recognition of these deferred fees and costs will be accelerated upon forgiveness or repayment of the PPP loans. The net interest margin was also impacted by increased levels of liquidity invested at lower yielding short-term levels.

Asset Quality
NPAs totaled $7.0 million as of June 30 and March 31, 2020, down from $12.4 million at June 30, 2019. NPAs as a percentage of total assets improved to 0.57%, compared to 0.65% at March 31, 2020 and 1.21% at June 30, 2019. Non-accrual loans were $5.1 million at June 30, 2020, down from $5.5 million at March 31, 2020 and $11.2 million at June 30, 2019. Loans past due 90 days or more and still accruing interest increased $400 thousand to $1.7 million at June 30, 2020 from $1.3 million at March 31, 2020 and by $433 thousand from $1.2 million at June 30, 2019. The increase during the second quarter of 2020 was attributable to one government-guaranteed commercial credit which was in process of collection. Of the loans past due 90 days or more at June 30, 2020, approximately $876 thousand were government-guaranteed student loans.

The Company recognized a provision for loan losses of $300 thousand during each of the first and second quarters of 2020 compared to $787 thousand in the second quarter of 2019. The allowance for loan and lease losses (ALLL) was $9.7 million at June 30, 2020 and March 31, 2020 compared to $10.8 million at June 30, 2019. The ALLL as a percentage of loans held for investment was 1.13% at June 30, 2020 compared to 1.27% at March 31, 2020 and 1.41% at June 30, 2019. The decrease in the ALLL as a percentage of loans held for investment at June 30, 2020 was directly attributable to PPP loan originations, creating a 0.16% compression. Excluding PPP loans, the ALLL as a percentage of loans held for investment was 1.29% at June 30, 2020. Historical annualized net charge offs as a percentage of average loans outstanding decreased slightly to 0.13% for the second quarter of 2020 compared to 0.15% for the first quarter of 2020 and 0.06% in the second quarter of 2019. The Company’s significant improvement in non-performing assets and year-over-year positive quantitative factors are balanced by increased qualitative factors related to COVID-19 deferral requests, changes in volume, and economic uncertainty. As the economic impact of the COVID-19 pandemic continues to evolve, elevated levels of risk within the loan portfolio may require additional increases in the allowance for loan losses.

On March 22, 2020 and subsequently revised on April 7, 2020, the five federal bank regulatory agencies issued joint guidance encouraging action with respect to loan modifications for borrowers affected by COVID-19. The guidance assured prudent loan modifications would not receive supervisory criticism or be required by examiners to automatically categorize COVID-19 related loan modifications as TDRs, provided the modification was short-term and made on good faith basis to borrowers who were not more than thirty days past due on contractual payments. As of June 30, 2020, the Company had loan modifications on approximately $128.9 million, or 15.0%, of gross loans. These modifications consisted primarily of 60- or 90-day principal and interest payment deferral periods.

Noninterest Income
Total noninterest income for the second quarter was $4.0 million, an increase of $680 thousand from the previous quarter and $385 thousand from the second quarter of 2019. The primary drivers for the increases in the linked and prior year quarter increases were gains on sale of available for sale securities and fixed assets during the second quarter of 2020, which were partially offset by decreases in service charges on deposit accounts. The disposition of non-earning fixed assets is one component of management’s strategy to reduce overhead expenses through balance sheet repositioning. Noninterest income from service charges on deposit accounts was negatively impacted primarily by lower nonsufficient fund, or NSF, fees.

Noninterest Expense
Noninterest expense totaled $9.2 million for the second quarter of 2020, a decrease of $826 thousand from the first quarter of 2020 and $304 thousand from the second quarter of 2019. The linked quarter decrease is primarily related to salaries and employee benefits, employee professional development, and other operating expense, partially offset by professional services. Year-over-year decreases were primarily related to salaries and employee benefits, occupancy and equipment, and employee professional development partially offset by increases in data processing and other operating expenses. The decrease in salaries and employee benefits in the linked and year-over-year quarters was primarily due the recognition of deferred costs related to the origination of PPP loans. The year-over-year increase in data processing continues to be driven by bank-wide technology and efficiency initiatives of outsourcing of the bank’s core application, upgrades to critical infrastructure software related to imaging, digital platform migration to a new vendor, and implementation a new loan origination system. Additionally, data processing costs have increased year over year as our operational structure transitioned from an in-house core environment to outsourced, shifting costs previously included in occupancy and equipment. Controlling noninterest expense, improving efficiency, and branch realignment continues to be a primary focus for management.

Balance Sheet Review
Total assets as of June 30, 2020 were $1.2 billion compared to $1.1 billion at December 31, 2019. Net loans held for investment increased $108.7 million, or 14.7%, from December 31, 2019 to $846.9 million. Net loan growth of $102.5 million was attributed to PPP originations with the remaining increase from the real estate secured portfolio segments partially offset by pay-downs in the indirect automobile and commercial and industrial segments. Securities available for sale, at fair value, increased $14.6 million from December 31, 2019 to $160.3 million at June 30, 2020.

Total deposits as of June 30, 2020 increased $122.4 million, or 13.8%, to $1.0 billion from December 31, 2019. Noninterest-bearing deposits increased $81.2 million, or 30.9%, savings deposits increased $60.4 million, or 15.1%, and time deposits decreased $19.1 million, or 8.4%. Year-over-year, total deposits increased $164.1 million, or 19.4%. While funding from PPP origination was the primary driver of the increase on total deposits, re-pricing strategies for expanding low cost deposits continued to shift deposit growth with year-over-year average balance increases in non-interest bearing deposits, interest-bearing transaction, money market, and savings accounts.

The Company utilized the Paycheck Protection Program Lending Facility (PPPLF) initiated by the Federal Reserve Bank to partially fund PPP loan originations, borrowing $37.3 million as of June 30, 2020.

The Company’s total stockholders’ equity at June 30, 2020 increased $6.1 million or 5.6% from December 31, 2019 to $115.9 million. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.84% at June 30, 2020 as compared to 11.72% at December 31, 2019. The Bank’s leverage ratio was 9.07% at June 30, 2020 as compared to 9.72% at December 31, 2019 and was primarily impacted by balance sheet growth from PPP loans.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotations, which use language such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point’s management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding future financial performance; performance of the investment and loan portfolios, including performance of the consumer auto loan portfolio and the purchased student loan portfolio; impacts of the COVID-19 pandemic and the ability of the Company to manage those impacts; the effects of diversifying the loan portfolio; strategic business initiatives; management’s efforts to reposition the balance sheet; deposit growth; levels and sources of liquidity; use of proceeds from the sale of securities; future levels of charge-offs or net recoveries; the impact of changes in NPAs on future earnings; write-downs and expected sales of other real estate owned; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels and slowdowns in economic growth, especially related to further and sustained economic impacts of the COVID-19 pandemic; the effect of steps the Company takes in response to the pandemic, the severity and duration of the pandemic, the impact of loosening of governmental restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, the effects of the COVID-19 pandemic on, among other things, the Company’s operations, liquidity, and credit quality and potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in the administration of programs related to the COVID-19 pandemic (including, among other things, the Coronavirus Aid, Relief, and Economic Security, or CARES, Act); demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities of the current administration, particularly in connection with the Department of Defense, on the Company’s service area; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management’s investment strategy and strategy to manage the net interest margin; the U.S. Government’s guarantee of repayment of student or small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point’s market area; technology; cyber threats, attacks and events; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; reliance on third parties for key services; the use of inaccurate assumptions in management’s modeling systems; the real estate market; accounting principles, policies and guidelines; changes in management; and other factors detailed in Old Point’s publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2019. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank, a locally owned and managed community bank, and Old Point Trust & Financial Services, N.A., a wealth management services provider, serving the Hampton Roads, Virginia region. Web: www.oldpoint.com. For more information, contact Elizabeth Beale, Chief Financial Officer/Senior Vice President of Old Point Financial Corporation at 757-325-8123, or Laura Wright, Vice President/Marketing Director, Old Point National Bank at 757-728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets (dollars in thousands, except share data)	June 30, 2020	December 31, 2019
	(unaudited)
Assets

Cash and due from banks	$40,902	$37,280
Interest-bearing due from banks	88,711	48,610
Federal funds sold	6	3,975
Cash and cash equivalents	129,619	89,865
Securities available-for-sale, at fair value	160,301	145,715
Restricted securities, at cost	3,152	2,926
Loans held for sale	3,494	590
Loans, net	846,912	738,205
Premises and equipment, net	34,425	35,312
Premises and equipment, held for sale	-	907
Bank-owned life insurance	27,970	27,547
Goodwill	1,650	1,650
Other real estate owned, net	254	-
Core deposit intangible, net	341	363
Other assets	13,127	11,408
Total assets	$1,221,245	$1,054,488

Liabilities & Stockholders’ Equity

Deposits:
Noninterest-bearing deposits	$343,723	$262,558
Savings deposits	459,379	399,020
Time deposits	208,818	227,918
Total deposits	1,011,920	889,496
Overnight repurchase agreements	7,972	11,452
Federal Home Loan Bank advances	42,000	37,000
Federal Reserve Bank borrowings	37,340	-
Other borrowings	1,650	1,950
Accrued expenses and other liabilities	4,494	4,834
Total liabilities	1,105,376	944,732

Stockholders’ equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,221,244 and 5,200,038 shares outstanding (includes 30,027 and 19,933 of nonvested restricted stock, respectively)	25,956	25,901
Additional paid-in capital	21,093	20,959
Retained earnings	65,468	62,975
Accumulated other comprehensive income (loss), net	3,352	(79)
Total stockholders’ equity	115,869	109,756
Total liabilities and stockholders’ equity	$1,221,245	$1,054,488

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Six Months Ended
(dollars in thousands, except per share data)	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Jun. 30, 2020	Jun. 30, 2019

Interest and Dividend Income:
Loans, including fees	$8,924	$8,827	$9,075	$17,751	$17,937
Due from banks	32	151	111	183	168
Federal funds sold	-	12	6	12	13
Securities:
Taxable	712	864	648	1,576	1,268
Tax-exempt	137	86	234	223	500
Dividends and interest on all other securities	43	46	59	89	123
Total interest and dividend income	9,848	9,986	10,133	19,834	20,009

Interest Expense:
Checking and savings deposits	298	340	275	638	526
Time deposits	882	972	947	1,855	1,817
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	16	22	36	37	73
Federal Home Loan Bank advances	179	234	344	413	703
Total interest expense	1,375	1,568	1,602	2,943	3,119
Net interest income	8,473	8,418	8,531	16,891	16,890
Provision for loan losses	300	300	787	600	1,013
Net interest income after provision for loan losses	8,173	8,118	7,744	16,291	15,877

Noninterest Income:
Fiduciary and asset management fees	909	1,017	929	1,926	1,888
Service charges on deposit accounts	615	895	1,028	1,510	2,081
Other service charges, commissions and fees	980	943	1,026	1,923	1,951
Bank-owned life insurance income	192	231	198	423	390
Mortgage banking income	223	157	302	380	518
Gain on sale of available-for-sale securities, net	184	-	-	184	26
Gain on sale of fixed assets	818	-	-	818	-
Other operating income	37	35	90	72	135
Total noninterest income	3,958	3,278	3,573	7,236	6,989

Noninterest Expense:
Salaries and employee benefits	5,464	5,994	5,927	11,458	11,626
Occupancy and equipment	1,188	1,266	1,405	2,454	2,798
Data processing	804	819	420	1,623	783
Customer development	71	114	151	185	313
Professional services	590	475	560	1,065	1,074
Employee professional development	93	220	230	313	416
Other taxes	158	150	149	308	299
ATM and other losses	60	98	53	158	115
(Gain) on other real estate owned	-	-	-	-	(2)
Other operating expenses	776	894	613	1,670	1,377
Total noninterest expense	9,204	10,030	9,508	19,234	18,799
Income before income taxes	2,927	1,366	1,809	4,293	4,067
Income tax expense	433	116	183	549	414
Net income	$2,494	$1,250	$1,626	$3,744	$3,653

Basic Earnings per Share:
Weighted average shares outstanding	5,220,137	5,200,250	5,202,166	5,210,139	5,194,529
Net income per share of common stock	$0.48	$0.24	$0.31	$0.72	$0.70

Diluted Earnings per Share:
Weighted average shares outstanding	5,220,262	5,200,989	5,202,196	5,210,573	5,194,594
Net income per share of common stock	$0.48	$0.24	$0.31	$0.72	$0.70

Cash Dividends Declared per Share:	$0.12	$0.12	$0.12	$0.24	$0.24

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarter ended June 30,
(unaudited)	2020			2019
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$828,896	$8,937	4.34%	$767,393	$9,088	4.75%
Investment securities:
Taxable	134,372	712	2.13%	108,060	648	2.40%
Tax-exempt*	18,853	173	3.69%	38,500	296	3.08%
Total investment securities	153,225	885	2.32%	146,560	944	2.58%
Interest-bearing due from banks	82,399	32	0.15%	18,656	111	2.40%
Federal funds sold	6	-	0.02%	1,143	6	2.38%
Other investments	3,153	43	5.56%	3,595	59	6.54%
Total earning assets	1,067,679	$9,897	3.73%	937,347	$10,208	4.37%
Allowance for loan losses	(9,626)			(10,331)
Other non-earning assets	116,890			104,691
Total assets	$1,174,943			$1,031,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$56,465	$3	0.02%	$31,050	$3	0.03%
Money market deposit accounts	300,028	283	0.38%	254,908	250	0.39%
Savings accounts	93,307	12	0.05%	87,816	22	0.10%
Time deposits	212,386	883	1.67%	232,566	947	1.63%
Total time and savings deposits	662,186	1,181	0.72%	606,340	1,222	0.81%
Federal funds purchased, repurchase agreements and other borrowings	33,859	15	0.18%	23,070	36	0.62%
Federal Home Loan Bank advances	42,000	179	1.71%	52,747	344	2.62%
Total interest-bearing liabilities	738,045	1,375	0.75%	682,157	1,602	0.94%
Demand deposits	319,574			239,589
Other liabilities	3,982			3,481
Stockholders’ equity	113,342			106,480
Total liabilities and stockholders’ equity	$1,174,943			$1,031,707
Net interest margin*		$8,522	3.21%		$8,606	3.68%

*Computed on a fully tax-equivalent basis using a 21% rate, adjusting interest income by $49 thousand and $75 thousand for June 30, 2020 and 2019, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the six months ended June 30,
(unaudited)	2020			2019
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$791,803	$17,776	4.51%	$769,258	$17,964	4.71%
Investment securities:
Taxable	138,613	1,576	2.29%	105,676	1,268	2.42%
Tax-exempt*	15,038	283	3.78%	41,059	633	3.11%
Total investment securities	153,651	1,859	2.43%	146,735	1,901	2.61%
Interest-bearing due from banks	65,165	183	0.56%	14,319	168	2.37%
Federal funds sold	1,687	12	1.45%	1,133	13	2.38%
Other investments	3,072	89	5.85%	3,689	123	6.73%
Total earning assets	1,015,378	$19,919	3.94%	935,134	$20,169	4.35%
Allowance for loan losses	(9,631)			(10,396)
Other nonearning assets	109,995			103,374
Total assets	$1,115,742			$1,028,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$52,844	$6	0.02%	$29,606	$5	0.04%
Money market deposit accounts	290,492	600	0.42%	253,007	477	0.38%
Savings accounts	89,956	32	0.07%	87,882	44	0.10%
Time deposits	217,756	1,855	1.71%	231,335	1,817	1.58%
Total time and savings deposits	651,048	2,493	0.77%	601,830	2,343	0.79%
Federal funds purchased, repurchase agreements and other borrowings	21,227	37	0.35%	24,139	73	0.61%
Federal Home Loan Bank advances	40,242	413	2.06%	55,470	703	2.55%
Total interest-bearing liabilities	712,517	2,943	0.83%	681,439	3,119	0.92%
Demand deposits	286,502			237,496
Other liabilities	4,037			4,186
Stockholders’ equity	112,686			104,991
Total liabilities and stockholders’ equity	$1,115,742			$1,028,112
Net interest margin*		$16,976	3.36%		$17,050	3.68%

*Computed on a fully tax-equivalent basis using a 21% rate, adjusting interest income by $85 thousand and $160 thousand for June 30, 2020 and 2019, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarter ended,
Selected Ratios (unaudited) (dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019

Earnings per common share, diluted	$0.48	$0.24	$0.31
Return on average assets (ROA)	0.85%	0.48%	0.63%
Return on average equity (ROE)	8.85%	4.49%	6.12%
Net Interest Margin (FTE)	3.21%	3.53%	3.68%
Non-performing assets (NPAs) / total assets	0.57%	0.65%	1.21%
Annualized Net Charge Offs / average total loans	0.13%	0.15%	0.06%
Allowance for loan and lease losses / total loans	1.13%	1.27%	1.41%
Efficiency ratio (FTE)	73.75%	85.50%	78.06%

Non-Performing Assets (NPAs)
Nonaccrual loans	$5,111	$5,471	$11,203
Loans > 90 days past due, but still accruing interest	1,655	1,255	1,222
Other real estate owned	254	236	-
Total non-performing assets	$7,020	$6,962	$12,425

Other Selected Numbers
Loans, net	$846,912	$750,550	$750,421
Deposits	1,011,920	902,536	847,784
Stockholders equity	115,869	110,044	107,425
Total assets	1,221,245	1,065,277	1,029,404
Loans charged off during the quarter, net of recoveries	268	291	118
Quarterly average loans	828,896	754,710	767,393
Quarterly average assets	1,174,943	1,056,540	1,031,707
Quarterly average earning assets	1,067,679	963,075	937,347
Quarterly average deposits	981,760	893,339	845,929
Quarterly average equity	113,342	112,029	106,480